Exhibit 99.1

ConocoPhillips Reports First-Quarter Earnings of $840 Million
or $0.56 Per Share

HOUSTON--(BUSINESS WIRE)--April 23, 2009--ConocoPhillips (NYSE:COP):

Earnings at a glance

	First Quarter
	2009	2008
Net income attributable to ConocoPhillips (earnings)	$840 million	4,139 million
Diluted earnings per share	$0.56	2.62
Revenues	$30.7 billion	54.9 billion

ConocoPhillips [NYSE:COP] today reported first-quarter earnings of $840 million, or $0.56 per share. This compared with earnings of $4,139 million, or $2.62 per share, for the same quarter in 2008. Revenues were $30.7 billion, versus $54.9 billion a year ago.

“Although we delivered solid operational performance in our upstream business during the first quarter, lower commodity prices and realized margins negatively impacted our financial results,” said Jim Mulva, chairman and chief executive officer. “Our upstream business produced 2.4 million BOE per day, including our share of LUKOIL’s production. In the downstream business, our worldwide refining crude oil capacity utilization rate was 81 percent, reflecting planned turnaround activity.

“During the quarter, we generated $1.9 billion in cash from operations, which included a $0.8 billion reduction in cash from operations related to changes in working capital. Our capital program was $3.1 billion and we paid $0.7 billion in dividends. We ended the quarter with debt of $29.4 billion, a debt-to-capital ratio of 34 percent and a cash balance of $0.8 billion.”

The results for ConocoPhillips’ business segments follow. In this release, we use the term adjusted earnings. A reconciliation of adjusted earnings to earnings appears at the conclusion of the release.

Exploration and Production (E&P)

The E&P segment reported first-quarter earnings of $700 million, compared with adjusted earnings of $1,392 million in the previous quarter and earnings of $2,887 million in the first quarter of 2008. Fourth-quarter 2008 reported earnings reflected a loss of $24,293 million.

First-quarter 2009 earnings were lower than fourth-quarter 2008 adjusted earnings primarily due to lower commodity prices, partially offset by lower operating costs, lower production taxes and higher volumes. First-quarter 2009 earnings were lower than first-quarter 2008 earnings primarily due to significantly lower commodity prices, partially offset by lower production taxes, higher volumes and lower operating costs.

Daily production from the E&P segment, including Canadian Syncrude, averaged 1.93 million barrels of oil equivalent (BOE) per day, 58,000 BOE per day higher than the previous quarter. The increase was mainly due to production from new developments, primarily in Russia, Vietnam and China. Production also increased due to the impact of production sharing contracts, and less planned and unplanned downtime, partially offset by field decline.

First-quarter 2009 production increased 131,000 BOE per day, compared with the first-quarter of 2008, due to new developments primarily in the United Kingdom, Russia, Norway, Vietnam, China and Canada, which more than offset the impact of field decline. Production also increased due to less unplanned downtime and the impact of production sharing contracts.

Before-tax exploration expenses were $225 million in the first quarter of 2009, compared with $473 million in the previous quarter and $309 million in the first quarter of 2008.

Midstream

The Midstream segment had first-quarter earnings of $123 million, compared with $69 million in the previous quarter and $137 million in the first quarter of 2008. First-quarter 2009 earnings were higher than earnings in the previous quarter primarily due to an $88 million after-tax gain on shares previously issued by a subsidiary of DCP Midstream, partially offset by lower realized prices and volumes. First-quarter 2009 earnings were lower than first-quarter 2008 earnings primarily due to lower realized prices and volumes, partially offset by the $88 million gain.

Refining and Marketing (R&M)

The R&M segment reported first-quarter earnings of $205 million, compared with adjusted earnings of $753 million in the previous quarter and earnings of $520 million in the first quarter of 2008. Fourth-quarter 2008 reported earnings were $289 million.

First-quarter 2009 earnings were lower than fourth-quarter 2008 adjusted earnings primarily due to a 70 percent decline in worldwide marketing margins, as well as lower volumes attributable to increased turnaround activity in the United States. Despite a 24 percent increase in worldwide refining market crack spreads, the company’s realized refining margin decreased slightly, primarily due to refinery configuration impacts and crude differentials. First-quarter 2009 earnings were lower than first-quarter 2008 earnings primarily due to lower refining volumes related to increased turnaround activity in the United States, as well as a first-quarter 2008 net benefit from asset rationalization efforts.

The domestic refining crude oil capacity utilization rate for the first quarter was 80 percent, compared with 94 percent in the previous quarter. The decrease was primarily due to planned turnaround activity in the United States. The international crude oil capacity utilization rate was 85 percent, down from 89 percent in the previous quarter, reflecting additional run reductions in the first quarter at the Wilhelmshaven, Germany, refinery.

Worldwide, R&M’s refining crude oil capacity utilization rate was 81 percent, down from 93 percent in the previous quarter and down from 89 percent in the first quarter of 2008. Before-tax turnaround costs were $207 million in the first quarter of 2009, up from $70 million in the previous quarter and $90 million in the first quarter of 2008.

LUKOIL Investment

The LUKOIL Investment segment had earnings of $48 million in the first quarter, compared with adjusted earnings of zero in the previous quarter and earnings of $710 million in the first quarter of 2008. Fourth-quarter 2008 reported earnings reflected a loss of $7,410 million. The first-quarter 2009 results include ConocoPhillips’ estimated equity share of OAO LUKOIL’s (LUKOIL) income based on market indicators, LUKOIL’s publicly available operating results, and other publicly available information.

First-quarter 2009 earnings were higher than fourth-quarter 2008 adjusted earnings primarily due to lower estimated taxes and the favorable impact of basis difference amortization. This increase was partially offset by lower estimated realized prices and volumes, as well as the fourth-quarter 2008 $101 million positive impact from the alignment of estimated income to LUKOIL’s reported results. First-quarter 2009 earnings were lower than first-quarter 2008 earnings primarily due to lower estimated realized prices and higher estimated operating costs, partially offset by lower taxes.

For the first quarter of 2009, ConocoPhillips estimated its equity share of LUKOIL production was 439,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 203,000 barrels per day.

Chemicals

The Chemicals segment reported first-quarter earnings of $23 million, compared with a loss of $6 million in the previous quarter and earnings of $52 million in the first quarter of 2008. The increase from the previous quarter was primarily due to higher aromatics and styrenics margins, lower operating costs and a fourth-quarter 2008 asset impairment, partially offset by lower olefins and polyolefins margins. The decrease from the first quarter of 2008 was primarily due to lower margins, partially offset by lower operating costs.

Emerging Businesses

The Emerging Businesses segment’s first-quarter earnings were zero, compared with adjusted earnings of $60 million in the previous quarter and earnings of $12 million in the first quarter of 2008. Fourth-quarter 2008 reported earnings reflected a loss of $25 million. First-quarter 2009 earnings were lower than fourth-quarter 2008 adjusted earnings primarily due to lower international power generation results. First-quarter 2009 earnings also were lower than first-quarter 2008 earnings primarily due to lower domestic power generation results.

Corporate and Other

First-quarter Corporate expenses were $259 million after-tax, compared with adjusted Corporate expenses of $354 million in the previous quarter and Corporate expenses of $179 million in the first quarter of 2008. Fourth-quarter 2008 reported Corporate expenses were $388 million after-tax. First-quarter 2009 expenses were lower than fourth-quarter 2008 adjusted expenses mainly due to reduced foreign exchange losses and lower corporate costs. First-quarter 2009 expenses were higher than first-quarter 2008 expenses primarily due to higher net interest expense.

Outlook

Mr. Mulva concluded:

“ConocoPhillips remains focused on maintaining operational excellence, implementing identified cost reduction initiatives, optimizing our capital program, and progressing major development projects. Our strategy has enabled us to perform well during the current economic downturn, and we are well positioned to attain our long-term plans when the global economy recovers in the future.

“Looking ahead to next quarter, we expect the company’s second-quarter E&P segment production will be lower than the first quarter, primarily due to planned maintenance and seasonality. However, full-year production is expected to be slightly higher than 2008. Exploration expenses are anticipated to be approximately $325 million for the quarter.

“In our downstream refining business, we expect the worldwide refining crude oil capacity utilization rate to be in the upper-80-percent range during the second quarter and turnaround costs to be approximately $125 million before-tax for the quarter.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 31,000 employees, $143 billion of assets, and $123 billion of annualized revenues as of March 31, 2009. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 11 a.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For detailed supplemental information, go to www.conocophillips.com/investor/financial_reports/earnings_reports/index.htm.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted expenses. These are non-GAAP financial measures and are included to help facilitate comparisons of company operating performance across periods. A reconciliation of adjusted earnings and adjusted expenses to earnings and expenses is shown in the tables below.

Reconciliation of Adjusted Earnings to Earnings Millions of dollars

E&P	4Q08
Earnings (loss)	$(24,293)
Goodwill impairment	(25,443)
Impairments – other	(599)
Total Impairments	(26,042)
Gain (loss) on asset sales	428
Severance accruals	(71)
Total Adjustments	(25,685)
Adjusted earnings	$1,392

R&M	4Q08
Earnings	$289
Impairments	(537)
Gain (loss) on asset sales	97
Severance accruals	(24)
Total Adjustments	(464)
Adjusted earnings	$753

LUKOIL Investment	4Q08
Earnings (loss)	$(7,410)
Impairment	(7,410)
Adjusted earnings	$-

Emerging Businesses	4Q08
Earnings (loss)	$(25)
Impairments	(85)
Adjusted earnings	$60

Corporate	4Q08
Expenses	$(388)
Impairments	(30)
Severance accruals	(4)
Total Adjustments	(34)
Adjusted expenses	$(354)

CONTACT:
ConocoPhillips, Houston
Anna Kaplan (media) 281-293-3992
or
Clayton Reasor (investors) 212-207-1996